Exhibit 4.3
AMENDMENT
TO
382 RIGHTS AGREEMENT
This Amendment No. 2 to 382 Rights Agreement (this “Amendment”) is entered into as of August 7, 2018, by and between Windstream Holdings, Inc., a Delaware corporation (the “Company”), and Computershare Trust Company, N.A., a federally chartered trust company (the “Rights Agent”).
WHEREAS, the Company and the Rights Agent previously entered into that certain 382 Rights Agreement, dated as of September 17, 2015, as amended by Amendment No. 1 to 382 Rights Agreement, dated as of November 5, 2016 (collectively, the “Rights Agreement”);
WHEREAS, the Board of Directors of the Company has determined in good faith that the amendments to the Rights Agreement set forth herein are desirable, has duly authorized and adopted such amendment(s) to the Rights Agreement, and, pursuant to Section 27 of the Rights Agreement, has directed that such amendment(s) to the Rights Agreement be made;
WHEREAS, at the 2018 annual meeting of stockholders of the Company, the Company’s stockholders authorized a three-year extension of the term of the Rights Agreement, which, but for the amendments to the Rights Agreement set forth herein, would expire on September 17, 2018 in accordance with the terms of the Rights Agreement;
WHEREAS, the Company has delivered to the Rights Agent a certificate executed by an appropriate officer of the Company stating that this Amendment is in compliance with the terms of Section 27 of the Rights Agreement; and
WHEREAS, for the purposes of this Amendment, capitalized terms not otherwise defined herein shall have the respective meanings set forth in the Rights Agreement, as amended by this Amendment.
NOW, THEREFORE, in consideration of the premises and the mutual agreements herein set forth, the parties hereto hereby agree as follows:
1.Amendments.

(a)The Rights Agreement is hereby amended by deleting and replacing Section 1(s) thereof in its entirety as follows:

“(s)    “Final Expiration Date” shall mean the date upon which the Rights expire and shall be the earlier of 5:00 P.M., New York City time on September 17, 2021, unless the Rights are previously redeemed, exchanged or terminated.”
(b)Each of the Form of Rights Certificate and the Form of Summary of Rights to Purchase Stock Under 382 Rights Agreement attached to the Rights Agreement as Exhibits B and C, respectively, are hereby amended such that each reference to “September 17, 2018” shall be replaced with a reference to “September 17, 2021”.

2.Severability. If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

3.Descriptive Headings. Descriptive headings of the several Sections of this Amendment are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

4.Governing Law. This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and to be performed entirely within such State, without regard to conflict-of-law principles.

5.References. Any reference to the Rights Agreement after the date first set forth above shall be deemed to be a reference to the Rights Agreement, as amended by this Amendment.

6.Counterparts. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. A signature to this Amendment executed and/or transmitted electronically shall have the same authority, effect, and enforceability as an original signature.
[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed, all as of the day and year first above written.

WINDSTREAM HOLDINGS, INC.

By:	/s/ Kristi Moody
Name:	Kristi Moody
Title:	Senior Vice President - General Counsel and
Corporate Secretary

COMPUTERSHARE TRUST COMPANY, N.A.,
as Rights Agent

By:	/s/ David L. Adamson
Name:	David L. Adamson
Title:	Senior Vice President